Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

POWELL INDUSTRIES, INC.

Powell Industries, Inc., a corporation (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment, which amends the Amended and Restated Certificate of Incorporation of the Corporation, as described below, and does hereby further certify that:
1.The name of the Corporation is Powell Industries, Inc.

2.The Board of Directors of the Corporation duly adopted resolutions setting forth an Amendment to the Amended and Restated Certificate of Incorporation declaring that clause (a) of Article 4 be amended and restated so that clause (a) shall read in its entirety as follows:

(a)The total number of shares of all classes of stock which the corporation shall have authority to issue is 95 million (95,000,000) shares, of which 90 million (90,000,000) shall be shares of common stock, par value $.01 per share, and five million (5,000,000) shall be shares of preferred stock, par value $.01 per share. At the Effective Time, each share of common stock issued as of immediately prior to the Effective Time shall be automatically subdivided and reclassified into three validly issued, fully paid and non-assessable shares of common stock, without any further action by the Corporation or the holder thereof (the “Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of common stock shall thereafter represent that number of shares of common stock into which the shares of common stock represented by such certificate shall have been subdivided and reclassified pursuant to the Stock Split.

3.The foregoing amendment was duly adopted in accordance with the provisions of Section 141(f) and Section 242 of the DGCL. No meeting or vote of the Corporation’s stockholders was required to adopt the Certificate of Amendment pursuant to Section 242(d)(1) of the DGCL.

4.This Certificate of Amendment shall become effective at 5:00 p.m. Eastern Time on April 1, 2026 (the “Effective Time”).

5.All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment to the Amended and Restated Certificate of Incorporation has been executed by an authorized officer of this Corporation as of March 31, 2026.

Powell Industries, Inc.

By:	/s/ Michael W. Metcalf
Name:	Michael W. Metcalf
Title:	Executive Vice President, Chief Financial and Principal Accounting Officer